Exhibit 99.1

Intellicheck Announces the Appointment of Dr. Amelia Ruzzo

to the Board of Directors

MELVILLE, NEW YORK – January 16, 2019 – Intellicheck (NYSE AMERICAN: IDN), an industry leader in identification authentication solutions, today announced the appointment of Dr. Amelia Ruzzo to the Board of Directors.

“Dr. Ruzzo brings to the Intellicheck board a wealth of serious knowledge and experience in industries critical to the company’s strategic plan. Going forward her expertise will add to Intellicheck’s ability to further penetrate these industries with our innovative and technologically relevant product offerings,” said Guy L. Smith, Chairman of the Board.

Dr. Ruzzo has over twenty years of deep experience in technology solutions and solid business management and development expertise. Her experience includes positions with Thermo Fisher Scientific and ITT Exelis. In these roles, she was responsible for aligning IT with business objectives in the development of strategic and tactical plans for segment businesses. Dr. Ruzzo effectively led teams that developed tactical and strategic solutions to enable strong financial results across the businesses’ portfolios. At Alliant Techsystems, she directed and guided successful solutions for business capture, technology development, execution and customer support. As Vice President of Information Systems for multi-billion-dollar international gold mining company Placer Dome, Dr. Ruzzo had responsibility for moving the corporation’s information technology strategy forward and for oversight of global initiatives of all information systems. Dr. Ruzzo’s extensive experience in the defense industry includes six years in successive positions at Lockheed Martin culminating in the Director of the Simulation Technology Group. Her primary job at Lockheed Martin was to support the executive leadership and business development areas by providing the most advanced technology solutions for Lockheed Martin customers.

Dr. Ruzzo’s appointment is effective immediately.

Contact:

Media and Public Relations: Sharon Schultz (302) 539-3747

Investor Relations: Gar Jackson (949) 873-2789

About Intellicheck NYSE American: IDN Intellicheck is a trusted industry leader in technology solutions that provide real-time identity authentication and threat identification. Our technology solutions read, analyze and process the encoded information on driver licenses and other government issued IDs. The state-of-the-art products achieve a critical balance of efficacy and ease of adoption and use with real-time response and a 99.9% accuracy rate. We make it possible for our clients to increase revenues, enhance the safety and awareness of their facilities and people, improve customer service, and increase operational efficiencies. Founded in 1994, Intellicheck has grown to serve dozens of Fortune 500 companies including financial industry and business clients, police departments, national defense clients at agencies, major seaports, and military bases, and diverse state and federal government agencies. The Company holds 25 patents including many patents pertaining to identification technology. For more information on Intellicheck, visit http://www.intellicheck.com/ and follow Intellicheck on Twitter @IntellicheckIDN, on Instagram @IntellicheckIDN, on LinkedIn https://www.linkedin.com/company/intellicheck-inc-,on Facebook https://www.facebook.com/intellicheckidn/, on YouTube https://www.youtube.com/user/ICMOBIL, and read Intellicheck’s latest blog post at http://intellicheckidn.com/.